Exhibit 99.6

FORM OF

BENEFICIAL OWNER ELECTION FORM

EARGO, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the rights offering (the “Rights Offering”) by Eargo, Inc., a Delaware corporation (the “Company”), of subscription rights (the “Subscription Rights”) to purchase shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”). The Subscription Rights are non-transferrable, except that Subscription Rights will be transferable by operation of law (e.g., by death) or by such holders that are closed-end funds to funds affiliated with such holders.

This will instruct you whether to exercise Subscription Rights with respect to the shares of the Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus. (Check the applicable boxes and provide all required information.)

☐	Please DO NOT EXERCISE SUBSCRIPTION RIGHTS.
☐	Please EXERCISE SUBSCRIPTION RIGHTS as set forth below:

	No. of Shares	Per Share Subscription Price	Payment
Basic Subscription Privilege		$0.50	$
Oversubscription Privilege		$0.50	$
		Total Payment Required	$

If you spoke with a broker who solicited such exercise, please indicate the name of the person you spoke with:

☐	Payment in the following amount is enclosed $ (must match Total Payment Required above)
☐	Please deduct payment from the following account maintained by you as follows:

Type of Account:
Account Number:
Amount to be deducted:

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

•	irrevocably elect to purchase the number of shares indicated above upon the terms and conditions specified in the Prospectus; and

•	agree that if I (we) fail to pay for the shares I (we) have elected to purchase, the exercise will be invalid.

Signature:
Name:
Title:
Address:
Telephone:
Date: